EXHIBIT 99.1

TANGER FACTORY OUTLET CENTERS, INC.

TANGER ANNOUNCES EXPANSION OF ITS BOARD OF DIRECTORS AND APPOINTMENT OF DONALD G. DRAPKIN AS DIRECTOR

Greensboro, NC, March 3, 2011, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) announced today that its Board of Directors has approved an expansion of its board from seven to eight members and has elected Donald G. Drapkin as a member of Tanger's Board of Directors.

Mr. Drapkin is the Founder and Chairman of Casablanca Capital LLC and has been a principal of the Casablanca Special Opportunities Fund I, LLC and a member of the management committee since 2010. From 2007 until 2010, he was Vice Chairman of Lazard International, a global advisory investment bank, and Chairman of Lazard's Investment Committee. Mr. Drapkin was Vice Chairman of MacAndrews & Forbes Holdings Inc., a holding company with interests in a diversified portfolio of high growth public and private companies with strong market positions, and a number of its affiliates from 1987 to 2007. Previously a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, one of the most preeminent, successful and highest grossing law firms in the world, Mr. Drapkin is also a member of the American Bar Association and the New York City Bar Association.

“We are pleased to welcome Mr. Drapkin to our Board of Directors. His demonstrated knowledge of highly sophisticated securities transactions, garnered over his over 30 plus years of collective executive, management and legal knowledge, will benefit Tanger's Board greatly,” said Jack Africk, Interim Non-Executive Chairman of the Board.

Steven B. Tanger, President and Chief Executive Officer of Tanger Factory Outlet Centers, Inc., added, “Mr. Drapkin's expertise in steering, building and growing high value branded entities, will add great value and perspective to our board as we continue to pursue growth opportunities for Tanger Outlet Centers.”

Currently residing in Englewood, New Jersey, Mr. Drapkin serves on the Board of Directors of Brandeis University, Lincoln Center Theater, The Federal Law Enforcement Foundation, Inc. and he is a member of the Dean's Council of Columbia Law School.

Mr. Drapkin holds a B.A. from Brandeis University (1968) and an LL.B. from the Columbia University School of Law (1971).

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc., (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 33 upscale outlet shopping centers in 22 states coast to coast, totaling approximately 10.1 million square feet leased to over 2,100 stores operated by 350 different brand name companies. More than 160 million shoppers visit Tanger Outlet Centers annually. For more information on Tanger Outlet Centers, call 1-800-4 TANGER or visit the company's web site at www.tangeroutlet.com.

Contact:    Frank C. Marchisello, Jr.
Executive Vice President, Chief Financial Officer and Secretary
(336) 834-6834

Mona J. Walsh
Vice President of Corporate Communications
(336) 856-6021